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            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                           TURBODYNE TECHNOLOGIES INC.


Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned corporation does hereby adopt this Certificate of Amendment to its Certificate of Incorporation, and the undersigned officer does hereby certify individually and on behalf of the undersigned corporation as follows:

     1. The name of the corporation (hereinafter called the "Corporation") is Turbodyne Technologies Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article IV:

          IV. This Corporation is authorized to issue two classes of shares, designated, respectively, "Preferred Stock" and "Common Stock." Each class of stock shall have a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 1,000,000 and the number of shares of Common Stock authorized to be issued is 99,000,000. The rights, preferences, privileges and restrictions granted to or imposed upon the first two series of Preferred Stock, designated "Series A Convertible Preferred Stock" (the Series A Preferred Stock") and "Series B Convertible Preferred Stock" (the "Series B Preferred Stock" and together with the Series A Preferred Stock the "Convertible Preferred Stock"), of which the Corporation is authorized to issue 10,000 shares and 10,000 shares, respectively, are set forth in Article V below:

          Any shares of Preferred Stock, other than the Convertible Preferred Stock, may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series including, without limitation, the voting powers and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     3. This Amendment was recommended by the Board of Directors to the Corporation's shareholders on April 20, 2000.

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 03:00 PM 09/17/2001
                                                       010459390 - 2917939

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     4.     At the Annual Meeting of the Stockholders held on May 26, 2000, duly called and convened, the holders of a majority of the outstanding shares of Common Stock of the Corporation adopted this Amendment to the Certificate of Incorporation. The number of votes cast for the amendment by the stockholders was sufficient for approval.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed this 17th day of September, 2001.


                                         TURBODYNE TECHNOLOGIES, INC.

                                         /s/ Charles Caverno
                                         -----------------------------------
                                         Charles Caverno
                                         Secretary and Acting Chief Financial
                                         Officer